Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

PLURALSIGHT, INC.

at

$22.50 Net Per Share of Class A Common Stock

$0.0001 Net Per Share of Class B Common Stock

$0.0001 Net Per Share of Class C Common Stock

Pursuant to the Offer to Purchase dated March 9, 2021

by

Lake Merger Sub I, Inc.

a wholly owned subsidiary of

Lake Holdings, LP,

an affiliate of

VISTA EQUITY PARTNERS FUND VII, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 5, 2021, UNLESS

THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 9, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Lake Merger Sub I, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Lake Holdings, LP, a Delaware limited partnership, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Company Common Stock”), Class B common stock, par value $0.0001 per share (the “Company Class B Stock”), and Class C common stock, par value $0.0001 per share (the “Company Class C Stock”) (collectively, the “Shares”), of Pluralsight, Inc., a Delaware corporation (“Pluralsight”), at a price of (i) $22.50 per share of Company Common Stock, (ii) $0.0001 per share of Company Class B Stock, and (iii) $0.0001 per share of Company Class C Stock, in cash case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. The board of directors of Pluralsight has recommended that stockholders accept the Offer and tender all of their shares pursuant to the Offer.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Co., LLC (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer and;

5. Pluralsight’s Solicitation/Recommendation Statement on Schedule 14D-9 and Pluralsight’s Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on April 5, 2021, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates (if any) or confirmation of receipt of such Shares under the procedure for book-entry transfer through The Depository Trust Company (“DTC”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer through DTC, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.